UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Sec. 240.14a-12

Blackstone / GSO Senior Floating Rate Term Fund

(exact name of registrant as specified in charter)

Attn: Marisa Beeney

345 Park Avenue, 31st Floor

New York, New York 10154

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ACTION REQUESTED

Shareholder Name

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Reference Number:

Re:	Special Meeting of Shareholders of Blackstone / GSO Senior Floating Rate Term Fund (the “Fund”)

Dear Shareholder:

We sent you proxy materials several weeks ago that require your attention and have made further attempts to obtain your vote. Your voice is important in this voting process. The shareholder meeting scheduled for February 19, 2020 is quickly approaching.

Shareholders of the Fund are being asked to approve an amendment to the Amended and Restated Agreement and Declaration of Trust for the Fund (the “Charter Amendment”) and to approve an extension of the Fund’s term, subject to the approval of the Charter Amendment. The Fund’s Board has approved the proposals and recommends that you vote “FOR” the proposals described in the proxy statement.

If we do not obtain enough votes to conduct the meeting, we may have to adjourn and continue to request shareholder participation to reach the required quorum. To avoid further costs of follow-up mailings, please exercise your right to vote on this matter.

To cast your vote and eliminate additional communications on this matter, please call Computershare, the Fund’s proxy solicitor, toll-free at 1 (866) 904-6150 at your earliest convenience. Representatives are available 9:00 a.m.—11:00 p.m. ET Monday through Friday and 12:00 p.m.—6:00 p.m. ET Saturday. You will be asked for the reference number above to locate your voting record.

Thank you for investing with the Blackstone / GSO Senior Floating Rate Term Fund. We appreciate your participation in this shareholder vote.

Sincerely,

/s/ Jane Lee

Jane Lee

Public Relations Officer

Blackstone / GSO Senior Floating Rate Term Fund